UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of	(Commission file No.)	(IRS Employer
incorporation)		I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.	Other Events.

Item 8.01.	Other Events.

Disposition

On October 15, 2014, we sold an office property in Parsippany, NJ for approximately $40 million. The gain on the sale will be approximately $10 million for financial statement purposes and approximately $21 million for federal income tax purposes (without giving effect, in each case, to a $1.6 million mortgage pre-payment penalty). In accordance with section 1031 of the Internal Revenue Code of 1986, as amended, we are pursuing acquisition transaction(s) pursuant to which all or a portion of the gain on this sale may be deferred. We cannot provide any assurance that we will be successful in identifying and completing such deferral transactions.

Acquisitions

On October 2, 2014, we acquired for approximately $9 million an approximately 58,000 square foot stadium style theater located in Indianapolis, IN. The property is net leased through 2027, without giving effect to renewal options, to Regal Cinemas, Inc.

On October 21, 2014, we acquired, through a joint venture in which we have a 90% equity interest, an approximately 57,000 square foot supermarket located in Philadelphia, PA for approximately $7.7 million. The purchase was financed in part by approximately $4.6 million of mortgage debt maturing in 2021 with an annual interest rate of 3.885%. The property is net leased through 2027, without giving effect to renewal options, to Pathmark.

The aggregate base rent payable at the date of acquisition with respect to these two acquired properties is approximately $1.3 million.

Section 9 –	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit
No.	Description

99.1	Press Release dated October 22, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: October 22, 2014	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and
Chief Financial Officer